Exhibit 10.29 Stock Purchase Agreement

STOCK PURCHASE AGREEMENT

THIS STOCK PURCHASE AGREEMENT (this “Agreement”), is entered into effective August 31, 2012 (the “Effective Date”), by and among, Bank of Commerce Holdings, a California corporation that is a bank holding company (the “Seller”), Mario P. De Tomasi (the “Purchaser”), and Scott Simonich, an existing and continuing shareholder of the Company (the “Existing Shareholder”). The Company is Simonich Corporation, a California corporation (dba Bank of Commerce Mortgage) hereinafter “Company”. The Company, the Seller, the Existing Shareholder, and the Purchaser may be referred to herein as a “Party” or together referred to herein as the “Parties”.

WITNESSETH:

WHEREAS, the following are the shareholders of record of the Company as of the Effective Date:

Name of Stockholder	Number of Shares Held	Percentage Interest

Scott Simonich	4900	49%
Bank of Commerce Holdings	5100	51%

WHEREAS, the Seller desires to sell, and the Purchaser desires to purchase, the capital stock held by Bank of Commerce Holdings (the “Stock”) in accordance with and subject to the terms and conditions of this Agreement;

WHEREAS, the Seller had originally acquired the Stock from the Existing Shareholder in a transaction entered into as of May 15, 2009 (the “Original Stock Purchase Agreement”),

NOW, THEREFORE, in consideration of the premises and the mutual representations, warranties, covenants, agreements and conditions herein contained, the parties hereto agree as follows:

Article I

SALE OF STOCK

Section 1.1 Sale of Stock. On the terms and subject to the conditions herein stated, the Seller agrees to sell, assign, transfer and deliver to the Purchaser at the Closing, and the Purchaser agrees to purchase and accept from the Seller at the Closing, all of the Stock.

Section 1.2 Purchase Price. The Seller acknowledges receipt of an initial payment of TWO HUNDRED THOUSAND DOLLARS ($200,000) to be credited towards the Purchase Price. At the Closing, in consideration for the sale, assignment, transfer and delivery of the Stock, the Purchaser will remit to the Seller a cash payment of THREE HUNDRED TWENTY THOUSAND SEVEN HUNDRED AND TEN DOLLARS (US $320,710) (the “Cash Payment”) and will deliver a promissory note in the form attached as Exhibit A (the “Promissory Note”) in the principal amount of FOUR MILLION SIX HUNDRED EIGHTY THOUSAND THREE HUNDRED AND NINETY

DOLLARS (US $4,686,390), and a term of 5 years with payments front-loaded commencing in 2013 (approximately 35% of principal paid down in year 1; 25% in year 2; 20% in year 3, 15% in year 4, and 5% in year 5; all as set forth in the payment schedule attached to the Promissory Note) (together, the “Purchase Price”). The Promissory Note will be secured by the Stock and guaranteed by the Existing Shareholder (the “Guarantor”).

Section 1.3 Arm’s Length Negotiation. The Parties agree that the Purchase Price is the result of arm’s length negotiations between the Purchaser and the Seller.

Article II

CONDITIONS TO CLOSING/CLOSING

Section 2.1 Closing. The closing of the transactions contemplated hereby (the “Closing”) shall take place at 9:00 a.m., PST time, on the date that is the first business day following the date on which the conditions and last of the consents referred to below are satisfied or delivered, or at such earlier or later time as may be agreed to by the parties (the “Closing Date”), by the exchange by overnight courier or facsimile of executed counterpart signature pages.

Section 2.2 Purchaser’s Conditions. The obligations of the Purchaser and the Company to consummate the Closing are subject to the waiver by Purchaser or Company or the fulfillment on or prior to the Closing of each of the following conditions:

(a)	Warranties. Each of the representations and warranties contained in this Agreement of Seller shall be true and correct in all material respects as of the Closing with the same effect as though all such representations and warranties had been made at the Closing.

(b)	Performance. The Seller shall have performed and complied with all agreements, obligations and conditions contained in this Agreement that are required to be performed by it or with which it is required to have complied in all material respects on or before the Closing.

(c)	Entry into Transaction Documents. All parties other than Purchaser shall have executed the documents contemplated by this Transaction.

The Purchaser shall confirm that the foregoing conditions shall have been satisfied or waived at or before the Closing.

Section 2.3 Seller’s Conditions. The obligations of the Seller to consummate the Closing are subject to the waiver by Seller or the fulfillment on or prior to the Closing of the following conditions:

(a)	Warranties. Each of the representations and warranties contained in this Agreement of Purchaser and the Company shall be true and correct in all material respects as of the Closing with the same effect as though all such representations and warranties had been made at the Closing.

(b)	Performance. The Purchaser and the Company shall have performed and complied with all agreements, obligations and conditions contained in this Agreement that are required to be performed by it or with which it is required to have complied in all material respects on or before the Closing, including without limitation the payment of the Purchase Price.

(c)	Entry into Transaction Documents. All Parties and the Guarantors shall have executed the documents contemplated by this Transaction.

The Seller shall confirm that the foregoing conditions shall have been satisfied or waived at or before the Closing.

Section 2.4 Closing Deliveries.

(a)	At or before the Closing, the Purchaser shall:

(i) pay to the Seller, by wire transfer of immediately available funds to the account designated by the Seller, the Cash Payment;

(ii) deliver to the Seller the Promissory Note;

(iii) deliver to the Seller a copy of the Employment Agreements (as defined below) and the Covenants Not to Compete (as defined below);

(iv) deliver to the Seller the guarantees and covenants of the Guarantors as requested by Seller; and

(v) deliver to the Seller a counterpart of this Agreement together with such documents, instruments and writings as may be reasonably requested by the Seller at or prior to the Closing pursuant to this Agreement or otherwise in connection herewith.

(b)	At or before the Closing, the Seller shall deliver to the Purchaser:

(i) one or more certificates representing the Stock, which shall be duly endorsed in blank in proper form for transfer (or an assignment separate from certificate together with a lost certificate indemnity, if applicable); and

(ii) an executed counterpart of this Agreement.

(iii) fully executed resignations by all of the Seller related Directors from their positions as Directors of the corporation.

Section 2.5 Post Closing Deliverables.

(a) Purchaser will return to Seller, for holding, pursuant to the Pledge Agreement, Stock Certificates in his name in denominations consistent with the release provisions in the Pledge Agreement, along with appropriate stock powers, all of which Seller will hold in trust pursuant to the terms of the Pledge Agreement.

(b) Fully executed employment agreements per Section 6.2

Article III

REPRESENTATIONS OF THE SELLER

The Seller hereby represents and warrants to the Purchaser as follows:

Section 3.1 Ownership of Stock. The Seller has good and valid title to the Stock, free and clear of all liens, encumbrances, charges, mortgages, pledges, security interests, restrictions and claims of every kind and character (“Encumbrances”), other than the contractual limitations set forth in the Original Stock Purchase Agreement that are being terminated and released by this Agreement as set forth below. Assuming the Purchaser has the requisite power and authority to be the lawful owner of the Stock, upon the delivery to the Purchaser at the Closing of certificates representing the Stock, duly endorsed by the Seller for transfer to the Purchaser, and upon the Seller’s receipt of the consideration to be received pursuant to Section 1.2, good and valid title to the Stock will pass to the Purchaser, free and clear of any and all Encumbrances.

Section 3.2 Authorization, Validity and Execution of Agreement. The Seller has the requisite corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby. The execution, delivery and performance of this Agreement by the Seller, and the consummation by it of the transactions contemplated hereby, will have been duly authorized and approved by its board of directors on or prior to the Closing Date, and no other corporate or stockholder action on the part of the Seller or its stockholders is necessary to authorize the execution, delivery and performance of this Agreement by the Seller and the consummation of the transactions contemplated by this Agreement. This Agreement has been duly executed and delivered by the Seller and, assuming the due execution of this Agreement by the Purchaser, is a valid and binding obligation of the Seller, enforceable against the Seller in accordance with its terms, except to the extent that its enforceability may be subject to applicable bankruptcy, insolvency, reorganization, moratorium, receivership and similar laws affecting the enforcement of creditors’ rights generally and to general equitable principles.

Section 3.3 No Conflicting Obligations. The execution and delivery of this Agreement and the performance by Seller of its obligations hereunder and the consummation of the transactions contemplated hereby: (a) do not and will not conflict with or violate any provision of Seller’s certificate of incorporation or bylaws; (b) do not and will not result in any violation or breach of, constitute a default under any contract, instrument, or commitment to which Seller is a party; and (c) do not and will not conflict with or violate any law, statute, ordinance, regulation, rule or decree binding upon or applicable to Seller which would have a material adverse effect on the ability of the Seller to consummate the transactions contemplated hereby.

Section 3.4 Covenants of the Seller. The Seller has made its own independent determination of the value and of the Stock and the terms of sale. The Seller will never make any claim that it did not receive a fair price for the Stock even if the Purchaser or the Company in the future sells such asset for more than the Purchase Price.

Section 3.5 Disclaimer of Certain Warranties. EXCEPT AS SPECIFICALLY SET FORTH IN THIS ARTICLE III, THE STOCK IS CONVEYED TO PURCHASER “AS IS” WITHOUT WARRANTY OF ANY KIND. The Seller does not make any representation or warranty to the Purchaser, express or implied, with respect to the Stock or the Company, including any representation or warranty as to title, ownership, use, possession, merchantability, fitness for a particular purpose, quantity, value, condition, liabilities, operation, capacity, future results or otherwise, other than as expressly provided in Article III of this Agreement. Without limiting the foregoing, the Seller does not make any representation or warranty to the Purchaser, express or implied, with respect to (a) any information provided to the Purchaser prior to the date of this Agreement in connection with the sale, or (b) any financial statements, financial projections or forecasts relating to the Company.

Article IV

REPRESENTATIONS OF THE COMPANY

The Company hereby represents and warrants to the Purchaser and the Seller as set forth below.

Section 4.1 Existence and Good Standing. The Company is a corporation duly incorporated, validly existing and in good standing under the laws of its jurisdiction of organization. The Company is duly qualified or licensed as a foreign corporation to conduct its business in states outside its jurisdiction of organization as is currently being conducted.

Section 4.2 Capital Stock. The authorized capital stock of the Company consists of 10,000 shares of common stock, no par value, of which the shares issued and outstanding are set forth in the Recitals hereto. Following the Closing of the transactions contemplated by this Agreement, the Purchaser and Scott Simonich will be the record and beneficial owner of all of the outstanding capital stock of the Company. All of the outstanding shares of capital stock of the Company have been duly authorized and validly issued and are fully paid and nonassessable and subject to no preemptive rights.

Section 4.3 Board of Directors. The members of the Board of Directors of the Company as of the Effective Date are Scott Simonich, Mario DeTomasi and Mark Lefanowicz. The Company has duly approved the transaction contemplated by this Agreement.

Article V

REPRESENTATIONS OF THE PURCHASER

The Purchaser hereby represents and warrants to the Seller as set forth below.

Section 5.1 Authorization, Validity and Execution of Agreement. The Purchaser has the requisite power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby. This Agreement has been duly executed and delivered by the Purchaser and, assuming the due execution of this Agreement by the Seller, will constitute a valid and binding obligation of the Purchaser enforceable against the Purchaser in accordance with its terms, except to the extent that enforceability may be subject to applicable bankruptcy, insolvency, reorganization, moratorium, receivership and similar laws affecting the enforcement of creditors’ rights generally and to general equitable principles.

Section 5.2 Securities Laws Representations.

(a) The Purchaser is acquiring the Stock in good faith solely for his own account with the present intention of holding such Stock for purposes of investment, and the Purchaser is not acquiring the Stock with a view to or for subdivision, distribution, fractionalization or distribution thereof, in whole or in part, or as an underwriter or conduit to other beneficial owners or subsequent purchasers.

(b) The Purchaser acknowledges and understands that (i) the Stock has not been registered under the Securities Act of 1933, as amended (the “1933 Act”), or qualified under the securities or “blue sky” laws of applicable states in reliance upon exemptions from registration or qualification thereunder; (ii) the Stock may not be sold, offered, transferred, assigned, pledged, hypothecated or otherwise disposed of or encumbered, except in compliance with the 1933 Act and such laws; (iii) the Company has no obligation, and does not currently intend, to cause the Stock to be registered or qualified under the 1933 Act and applicable state securities or “blue sky” laws or to comply with an exemption under the 1933 Act (including any exemption pursuant to Rule 144 promulgated thereunder) and such laws which would permit the Purchaser to sell the Stock; (iv) for an indefinite period of time, it may not be possible for the Purchaser to liquidate its investment in the Stock on an emergency or other basis; (v) it is not anticipated that there will be a public market for the Stock; and (vi) the practical and legal consequences of the foregoing means that the Purchaser may bear the economic risk of its investment in the Stock for an extended and indefinite period of time. The Purchaser has adequate means of providing for its current liabilities and possible contingencies and has no need for liquidity in the investment it is making in the Stock.

(c) The Purchaser has (i) received and reviewed carefully all information regarding the Company it has requested and deemed necessary or advisable, and (ii) to the extent it has deemed necessary or advisable, reviewed the aforementioned information and this Agreement with its investment, tax, accounting and legal advisors who are unaffiliated with and who are not compensated by the Seller or the Company. The Purchaser and such advisors have been given a full opportunity to ask questions of and to receive answers from the Seller and the Company concerning the acquisition of the Stock and the business, operations and financial condition of the Company and have received or been given access to such information and documents as are necessary to verify the accuracy of the information furnished to the Purchaser concerning an investment in the Stock as the Purchaser or such advisors have requested.

Section 5.3 Available Funds. The Purchaser has or will have sufficient funds to perform all of its obligations under this Agreement, including its obligation to make the payments required hereunder.

Section 5.4 Prior Relationship; No Knowledge of Misrepresentations or Omissions.

(a) Prior to the date of the Original Purchase Agreement, the business operated by the Company was solely owned by the Existing Shareholder. The Existing Shareholder and the Purchaser were each officers of the Company and were familiar with the day-to-day operations of the Company.

(b) Following the acquisition by the Seller of its shares, and continuing through the Closing Date, Scott Simonich and Purchaser were employed by the Company in management positions and are familiar with the day-to-day operations and all the liabilities of the Company.

(c) Neither the Purchaser nor Scott Simonich has any knowledge that the representations and warranties of the Seller or the Company made in this Agreement are not true and correct.

(d) Neither the Purchaser nor Scott Simonich has any knowledge of: (a) any material liability of the Company (contingent or otherwise) that is not reflected on the Company’s balance sheets; or (b) any litigation, proceeding or controversy that has been threatened or is pending that would or may materially adversely affect the Company or the Stock.

Section 5.5 No Conflicting Obligations. The execution and delivery of this Agreement and the performance by Purchaser of its obligations hereunder and the consummation of the transactions contemplated hereby: (a) do not and will not result in any violation or breach of, constitute a default under any contract, instrument, or commitment to which the Purchaser or the Company is a party; (b) do not and will not conflict with or violate any law, statute, ordinance, regulation, rule or decree binding upon or applicable to Purchaser or the Company; and (c) do not and will not require any consent, waiver, authorization, or declaration of, filing or registration with any governmental department, commission, board, bureau, agency, or instrumentality on the part of Purchaser or the Company.

Article VI

CERTAIN AGREEMENTS

Section 6.1 Confidentiality. The Purchaser and the Existing Shareholder acknowledge that (a) any and all information provided to them by the Seller or the Seller’s representatives or affiliates concerning the Seller, including matters relating to the other businesses of the Seller and its affiliates, and (b) the terms of this Agreement and the other agreements entered into in connection herewith (including, without limitation, the amount of the Purchase Price and its components), shall remain confidential except as may be publicly disclosed by Seller in any press release.

Section 6.2 Employment Agreements. The Purchaser and the Existing Shareholder acknowledge that the Purchaser and the Existing Shareholders will enter into Employment Agreements and Covenants Not to Compete in the forms prepared by the Company and as attached as Exhibit B. Until payment in full of the Promissory Note, the Seller shall be a third party beneficiary of such Employment Agreements and Covenants not to Compete.

Section 6.3 Original Stock Purchase Agreement. The Parties acknowledge that the Original Stock Purchase Agreement has been satisfied and, without limitation, the Existing Shareholder acknowledges receipt of all earn-out payments required by the Original Stock Purchase Agreement.

Section 6.4 Indemnity/Prior to Original Stock Purchase Agreement. The Existing Shareholder shall indemnify the Company and the Seller (and/or its affiliates) for any losses arising from any independent contractor agreements or loan buyback agreements existing prior to the date of the Closing of the Original Stock Purchase Agreement or those lease agreements specified in Schedule 1.4(h) of the Original Stock Purchase Agreement, and such indemnity shall be a separate remedy from any other remedy set forth herein.

Section 6.5 Indemnity. With respect to any losses or damages arising from any loan buyback agreements in connection with the business of the Company entered into after the date of the Closing of the Original Stock Purchase Agreement and prior to June 30, 2012, the Existing Shareholder and the Seller shall jointly and severally, indemnify the Company. The Seller shall be responsible for 51% of any losses or damages arising from such loan buy back agreements. The Existing Shareholder being responsible for 49% of any losses or damages arising from such loan buyback agreements. The Seller shall be responsible for paying its share of any indemnification obligations under this Section 6.5 concurrent with payments by Existing Shareholder of his share of such losses or damages.

Section 6.6 Indemnity/Transactions following the Record Date. The parties hereto agree that the Record Date of this transaction, for purposes of company transactions, financial records, income and expenses, is and will be June 30, 2012. With respect to any losses or damages arising from any loan buyback agreements in connection with the business of the Company entered after June 30, 2012, the Existing Shareholder and the Purchaser, jointly and severally, shall indemnify the Seller and/or its affiliates for all losses or damages arising from such loan buyback agreements, and such indemnity shall be a separate remedy from any other remedy set forth herein.

Section 6.7 Use of Name, Logos and Other Marks. As soon as practical after the Effective Date (but in no event later than 120 days after the effective Date), the Existing Shareholder and the Purchaser shall cause the Company to, and the Company shall:

(a) return to the Seller all materials and intellectual property provided or owned by the Company that contains the name “Bank of Commerce” in part or in full;

(b) remove and not use in any manner or have any rights in any trademarks, logos, trade names and marks of the Seller including without limitation any BANK OF COMMERCE MORTGAGE signage or logos, taglines or other markings on trucks, contracts, invoices, letterhead and advertisements, except for any preexisting local yellow page advertisements, which yellow page advertisements shall be revised to remove all such excluded names, marks, logos and taglines at the earliest reasonable time such advertisements may be changed; and

(c) change the name and any trade name of the Company to a name which does not include the words “Bank” or “Commerce”.

Section 6.8 Cooperation. After the Closing, the Purchaser, the Existing Shareholder and the Company shall promptly make available or cause to be made available to Seller, as reasonably requested, and to any taxing authority, all information, records or documents relating to tax liabilities, potential tax liabilities or otherwise reasonably required in connection with the filing of any tax return, amended tax return or claim for refund, determining any liability for taxes or right to refund of taxes or any audit or other proceeding in respect of taxes and shall preserve all such information, records and documents with respect to such matters until the expiration of any applicable statute of limitations or extensions thereof. To the extent such information has not been otherwise provided to the other Party, each Party shall prepare and provide to the other Party any tax information packages reasonably requested by the other Party for use in preparing its tax returns. Each Party shall bear its own expenses in complying with the foregoing provisions.

Article VII

LIMITATION OF ACTIVITIES PENDING PAYMENT OF THE PROMISSORY NOTE

Section 7.1 Distributions. Until payment-in-full of the Promissory Note, the Company may not pay any distributions to its shareholders except distributions to pay tax obligations and except distributions that are used to pay the principal of the Promissory Note. Notwithstanding the above limitation, to the extent that payments on the Promissory Note are current to Seller, Company may distribute any additional net income on which shareholders would be paying taxes to shareholders annually.

Section 7.2 Payments to Principals. Until payment-in-full of the Promissory Note, the Company may continue to pay shareholders/principals their normal salary and customary bonuses consistent with the Company’s existing compensation practices. Additionally, Company may pay salaries and bonuses to immediate family members of shareholders and may pay to entities controlled by or for the benefit of shareholders amounts normally paid. Bonuses may be paid to immediate family members or entities in accordance with the existing compensation practices and policies of Company. In the event a grace period is provided under the Promissory Note or there is a default under the Promissory Note, no payments may be made by the Company to the Purchaser or the Existing Shareholder (or any of their immediate family members or entities they control or benefit from) other than: (i) base salary owed in accordance with the Employment Agreement or base salary to family members; (ii) payments to pay for tax obligations resulting from ownership of the Company’s capital stock; or (iii) payments that are used to fund the obligations under the Promissory Note.

Section 7.3 Share Transactions. Until payment-in-full of the Promissory Note, the Company shall not: (a) issue any capital stock or rights to acquire capital stock in the Company except as consented to by the Seller in writing, which consent will not be withheld by Seller in the event that the funds raised by the issuance or sale of capital stock are paid to Seller to reduce the outstanding Promissory Note; (b) honor any transfer or attempt to transfer any shares of capital stock by its shareholders unless approved in advance in writing by Seller; or (c) redeem or otherwise reacquire for consideration any shares of capital stock owned by its shareholders, unless approved in advance in writing by Seller. Until payment-in-full of the Promissory Note, Existing Shareholder and the Purchaser may not transfer, hypothecate, sell, or assign their shares of capital stock in the Company except to provide security to the Seller for payment of the Promissory Note, unless approved in advance in writing by Seller. Seller’s approval of any transaction set forth herein will not be unreasonably withheld. Seller has consented to transfers between Existing Shareholder and Purchaser and a 5% issuance of unissued stock to an existing board member.

Section 7.4 Life Insurance. Until payment-in-full of the Promissory Note, Company shall be entitled to acquire, at its expense, a key man life insurance policy on Scott Simonich and Purchaser.

Article VIII

MISCELLANEOUS

Section 8.1 Survival of Representations and Warranties. Each of the representations or warranties made in this Agreement by Seller shall survive the Effective Date for a period of twelve

(12) months; provided however, that Sections 6.5 shall survive and continue after the Effective Date. The warranties, representations and covenants of the Company, the Existing Shareholder and the Purchaser contained in or made pursuant to this Agreement shall survive the execution and delivery of this Agreement and the Effective Date. Any representation or warranty as to which a claim with respect to which specific notice has been given is unresolved at the time of the expiration of the applicable period shall survive such expiration until resolved.

Section 8.2 Expenses. Whether or not the transactions contemplated hereby are consummated, and except as otherwise expressly provided herein, the Parties hereto shall pay all of their own costs and expenses relating to the transactions contemplated by this Agreement, including the costs and expenses of their respective counsel, financial advisors and accountants.

Section 8.3 Amendments and Waivers. Any term of this Agreement may be amended and the observance of any term of this Agreement may be waived (either generally or in a particular instance and either retroactively or prospectively), only with the written consent of the Company, the Purchaser and the Seller.

Section 8.4 Notices. Any notice, consent, authorization or other communication to be given hereunder shall be in writing and shall be deemed duly given and received when delivered personally or transmitted by facsimile transmission with receipt acknowledged by the addressee or three (3) days after being mailed by first class mail, or the next business day after being deposited for next-day delivery with a nationally recognized overnight delivery service, charges and postage prepaid, properly addressed to the party to receive such notice at the following address for such party (or at such other address as shall be specified by like notice):

if to the Company, the Existing Shareholder and/or the Purchaser, to:

Simonich Corporation

Scott Simonich

3130 Crow Canyon Place Suite 300

San Ramon, California 94583

with a copy to:

Mario DeTomasi

3130 Crow Canyon Place, Suite, 300

San Ramon, California 94583

And with a copy to:

Richard T. Bowles

Bowles & Verna

2121 N. California Blvd, Suite 875

Walnut Creek, Ca 94596

if to the Seller:

Bank of Commerce Holdings

Attention: Chief Executive Officer

1951 Churn Creek Road

Redding, California 96002

With a copy to:

Graham and Dunn PC

Attn: Steve Klein and Dan Friedberg

2801 Alaskan Way Suite 300

Seattle, WA 98121-1128

Section 8.5 Entire Agreement. This Agreement, including the Schedules and Exhibits and the other documents executed in connection with this Agreement, contains the entire agreement of the parties and supersedes all prior negotiations, correspondence, agreements and understandings, written and oral, between or among the parties regarding the subject matter hereof. The Recitals are incorporated as a part of this Agreement and the Parties acknowledge that the Recitals are true and correct.

Section 8.6 Successors and Assigns. This Agreement shall inure to the benefit of and be binding upon the respective heirs, representatives, successors and permitted assigns of the parties. Nothing in this Agreement, express or implied, is intended to confer upon any party other than the parties hereto or their respective heirs, representatives, successors and permitted assigns any rights, remedies, obligations, or liabilities under or by reason of this Agreement, except as expressly provided in this Agreement.

Section 8.7 Severability. If any provision of this Agreement, or the application of such provision to any person or circumstance, shall be held invalid or unenforceable, the remainder of this Agreement, or the application of such provision to persons or circumstances other than those to which it is held to be invalid or unenforceable, shall not be affected thereby.

Section 8.8 Governing Law. This Agreement shall be governed by and construed and interpreted in accordance with the Law of the State of California, without regard to that state’s conflict of laws principles. Venue for any dispute arising under this Agreement shall lie in a court of competent jurisdiction in Contra Costa County, California.

Section 8.9 Attorneys’ Fees. If any action at law or in equity is necessary to enforce or interpret the terms of this Agreement, the prevailing party shall be entitled to reasonable attorneys’ fees, costs and necessary disbursements in addition to any other relief to which such party may be entitled.

Section 8.10 Interpretation. This Agreement shall be construed according to its language. All Parties have contributed to the drafting of this Agreement. The rule of construction to the effect that any ambiguities are to be resolved against the drafting party shall not be employed in the interpretation of this Agreement.

Section 8.11 Further Assurances. Each Party shall execute such other and further certificates, instruments and other documents as may be reasonably necessary and proper to implement, complete and perfect the transactions contemplated by this Agreement.

Section 8.12 Counterparts. This Agreement may be executed in any number of counterparts, each of which shall constitute an original, and all of which together shall be considered one and the same agreement.

Section 8.13 Assignment. The Seller may freely assign or transfer all or any part of its rights under this Agreement. The Company and the Purchaser shall not assign this Agreement or any rights hereunder or delegate any duties hereunder until payment-in-full of the Promissory Note. Any attempted or purported assignment or delegation in violation of the preceding sentence shall be void.

Section 8.14 Titles and Subtitles. The titles and subtitles used in this Agreement are used for convenience only and are not to be considered in construing or interpreting this Agreement.

Section 8.15 Arbitration. All claims, disputes and other matters in question arising out of or relating to this Agreement, or the breach or interpretation thereof, shall be resolved by binding arbitration before a representative member, selected by the mutual agreement of the parties, of the Judicial Arbitration and Mediation Services, Inc., Walnut Creek, California (“JAMS”), in accordance with the rules and procedures of JAMS then in effect. In the event JAMS is unable or unwilling to conduct such arbitration, or has discontinued its business, the parties agree that a representative member, selected by the mutual agreement of the parties, of the American Arbitration Association, Walnut Creek, California (“AAA”), shall conduct such binding arbitration in accordance with the rules and procedures of the AAA then in effect. Notice of the demand for arbitration shall be filed in writing with the other Party to this Agreement and with JAMS (or AAA, if necessary). In no event shall the demand for arbitration be made after the date when institution of legal or equitable proceedings based on such claim, dispute or other matter in question would be barred by the applicable statute of limitations. Any award rendered by JAMS or AAA shall be final and binding upon the parties, and as applicable, their respective heirs, beneficiaries, legal representatives, agents, successors and assigns, and may be entered in any court having jurisdiction thereof. The obligation of the parties to arbitrate pursuant to this clause shall be specifically enforceable in accordance with, and shall be conducted consistently with, the provisions of Title 9 of Part 3 of the California Code of Civil Procedure. Any arbitration hereunder shall be conducted in Walnut Creek, California, unless otherwise agreed to by the parties.

Section 8.16 California Corporate Securities Law. THE SALE OF THE SECURITIES WHICH ARE THE SUBJECT OF THIS AGREEMENT HAS NOT BEEN QUALIFIED WITH THE COMMISSIONER OF CORPORATIONS OF THE STATE OF CALIFORNIA AND THE ISSUANCE OF SUCH SECURITIES OR THE PAYMENT OR RECEIPT OF ANY PART OF THE CONSIDERATION THEREFOR PRIOR TO SUCH QUALIFICATION OR THE AVAILABILITY OF AN EXEMPTION THEREFROM IS UNLAWFUL. THE RIGHTS OF ALL PARTIES WITH RESPECT TO SUCH SECURITIES ARE EXPRESSLY CONDITIONED UPON SUCH QUALIFICATION BEING OBTAINED OR AN EXEMPTION BEING AVAILABLE.

Section 8.17 No Promotion. The Parties shall cooperate to develop appropriate advertising and publicity identifying the transaction contemplated by this Agreement, provided, however, that any press releases or public statements by the Company, the Purchaser, and the owners of the Purchaser shall be subject to prior approval by Seller before they are issued.

Section 8.18 Delay. No delay or forbearance by any Party to this Agreement in exercising or enforcing its rights under this Agreement shall be deemed to constitute a waiver or release of any rights of such Party, and no inference shall be made that any Party has waived or released any rights as a result of such Party’s delay or forbearance in exercising or enforcing its rights under this Agreement.

Section 8.19 Facsimile. This Agreement may be executed by facsimile or other electronic signature with the same effect as original signature(s).

Section 8.20 Third Party Beneficiaries. Each Party hereto intends that this Agreement shall not benefit or create any right or cause of action in or on behalf of any person or entity other than the Parties hereto.

Section 8.21 Brokers. Each Party acknowledges that they have not incurred any fees, expenses and other costs payable to, or incurred by, brokers or finders in connection with the execution of this Agreement.

Section 8.22 Waivers. Except as otherwise provided in this Agreement, any failure of any of the parties to comply with any obligation, covenant, agreement or condition herein may be waived by the Party or Parties entitled to the benefits thereof only by a written instrument signed by the Party granting such waiver, but such waiver or failure to insist upon strict compliance with such obligation, covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure.

Section 8.23 Severability. If any provision of this Agreement (or any portion thereof) or the application of any such provision (or any portion thereof) to any person or circumstance shall be held invalid, illegal or unenforceable in any respect by a court of competent jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provision hereof (or the remaining portion thereof) or the application of such provision to any other persons or circumstances.

IN WITNESS WHEREOF, each of the parties has caused this Agreement to be duly executed, all as of the day and year first above written.

PURCHASER:

/s/ Mario P. De Tomasi
Mario P. De Tomasi

EXISTING SHAREHOLDER

/s/ Scott Simonich
Scott Simonich

SELLER:

Bank of Commerce Holdings

By:	/s/ Authorized Officer
Authorized Officer

THE COMPANY:

SIMONICH CORPORATION (d/b/a Bank of Commerce Mortgage)

By:	/s/ Scott Simonich
Scott Simonich, President